Exhibit 23.2

CONSENT OF VITALE, CATURANO & COMPANY, LTD.

As independent registered public accountants, we hereby consent to the use of our report dated September 26, 2007 (except with respect to the reverse stock split discussed in Note 9 as to which the date is December 15, 2008) on the consolidated balance sheet of Precision Optics Corporation, Inc. and subsidiaries as of June 30, 2007 and related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, included in or made a part of this registration statement on Form S-1 and related prospectus.

/s/Vitale, Caturano & Company, Ltd.

VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts
December 15, 2008